Exhibit 99.1

              Varian Medical Systems Announces 2-for-1 Stock Split

    PALO ALTO, Calif., June 14 /PRNewswire-FirstCall/ -- Varian Medical Systems, Inc. (NYSE: VAR) today announced that its board of directors has declared a 2-for-1 stock split in the form of a 100 percent stock dividend on the company's outstanding common stock. Holders of the company's common stock will receive one additional share of common stock for every share of common stock they own.
    The dividend will be paid on July 30, 2004, to stockholders of record on June 30, 2004. After the stock dividend, Varian Medical Systems will have approximately 136.2 million shares of stock outstanding. The board declared the stock dividend on Friday, June 11, following a special meeting of the company's stockholders who voted to increase the number of authorized shares of common stock by 90 million shares to a total of 189 million shares.
    "This stock dividend reflects management confidence in the continued growth prospects of our company," said Richard M. Levy, chairman and CEO of Varian Medical Systems. "We expect it will enhance market interest in Varian Medical Systems and increase the liquidity of the stock."
    Varian Medical Systems' board also amended its November 12, 2003, authorization to repurchase 3 million shares to reflect the effect of the stock dividend on shares that remain available for purchase at the payable date. Before adjusting for this stock dividend, the company now has approximately 2 million shares remaining on the current repurchase authorization that extends through August 31, 2005.

    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,160 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion. Additional information is available on the company's web site at www.varian.com.

    Forward Looking Statements
    Statements in this press release regarding future business, events, plans, objectives, expectations, estimates, and other similar matters, including statements using the term "expect," constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements contained in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, certain risks beyond the control of the Company and other risks as described in the Company's Annual Report on Form 10-K and other reports filed from time to time by the Company with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this press release. The Company discloses no interest or obligation to update these forward-looking statements.

    CONTACT: Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of Varian.

SOURCE  Varian Medical Systems, Inc.
    -0-                             06/14/2004
    /CONTACT: Elisha Finney, +1-650-424-6803, or elisha.finney@varian.com, or Spencer Sias, +1-650-424-5782, or spencer.sias@varian.com, both of Varian/
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  BIO MTC HEA
SU:  STS